EXHIBIT 23.1 – CONSENT OF INDEPENDENT ACCOUNTANT (IC2E Inc.)

Auditors’ Consent

We have read the Information Circular dated June 25, 2007 (“Information Circular”) with respect to the proposed amalgamation involving 1284544 Alberta Ltd., a wholly-owned subsidiary of IC2E International, Inc., and IC2E Inc. (“IC2E”).  We have complied with Canadian generally accepted standards for an auditor’s involvement with an offering document.

We consent to the use in the Information Circular of our report to the shareholders of IC2E on the balance sheet of IC2E as at December 31, 2006 and 2005 and the statements of operations and deficit and cash flows for the period from incorporation on May 10, 2005 to December 31, 2005 and for the year ended December 31, 2006.  Our report is dated March 30, 2007, except for Note 6, which is as of May 3, 2007.

We also consent to the use in the Information Circular of our compilation report to the Directors of IC2E dated June 25, 2007 on the unaudited pro forma balance sheet as at March 31, 2007 and statement of operations for the three month period ended March 31, 2007 and year ended December 31, 2006.

Calgary, Canada June 25, 2007	(signed) “MacKay LLP” Chartered Accountants